UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 29, 2006

MARKWEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-31239	27-0005456
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-290-8700

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events

                On June 29, 2006, MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), entered into an underwriting agreement, which is attached hereto as Exhibit 1.1, with respect to the issuance and sale in an underwritten public offering (the “Common Unit Offering”) by the Partnership of 3,000,000 common units representing limited partner interests (the “Common Units”) at $39.75 per common unit. The Partnership intends to use the net proceeds from the offering of approximately $115.6 million, which includes a capital contribution from its general partner to maintain its 2% general partner interest in the Partnership, to repay debt under its secured bank credit facility. The Partnership has granted the underwriters a 30-day option to purchase a maximum of 450,000 additional common units to cover over-allotments, if any. The Common Units to be sold in the Common Unit Offering were registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-1 (File No. 333-133534). The closing of the Common Unit Offering is expected to occur on July 6, 2006.

ITEM 9.01. Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement dated as of June 29, 2006 by and among the Partnership, the underwriters named therein and the other parties thereto relating to the Common Units Offering.

99.1	Press Release of the Partnership dated June 30, 2006 regarding the pricing of the Common Units Offering.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

	By:	MarkWest Energy GP, L.L.C.,
Its General Partner

Date: July 5, 2006	By:	/s/ JAMES G. IVEY
James G. Ivey, Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement dated as of June 29, 2006 by and among the Partnership, the underwriters named therein and the other parties thereto relating to the Common Units Offering.

99.1	Press Release of the Partnership dated June 30, 2006 regarding the pricing of the Common Units Offering.